Exhibit A-6
American Transmission Company LLC
Income Statement
For the Twelve Months Ending December 31, 2004
(in thousands)
Unaudited

2004
Operating Revenues
Transmission Service Revenue	$261,763
Other Operating Revenue	800
Total Operating Revenues	262,563

Operating Expenses
Operations and Maintenance	107,736
Depreciation and Amortization	46,636
Taxes Other Than Income	3,358
Total Operating Expenses	157,730

Operating Income	104,833

Other Income
Other Income (Expense), net	(78)
Allowance for Equity Funds Used During Construction	3,136
Total Other Income	3,058

Earnings Before Interest and Tax	107,891

Interest Expense
Interest Expense	32,439
Allowance for Borrowed Funds During Construction	(2,494)
Net Interest Expense	29,945

Earnings Before Taxes	$77,946

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Exhibit A-6
American Transmission Company LLC
Balance Sheet
December 31, 2004
(in thousands)
Unaudited

2004

ASSETS

Transmission and General Plant
Property Plant & Equipment	$1,521,441
Less Accumulated Depreciation	(589,096)
932,345
Construction Work in Progress	207,975
Net Transmission and General Plant	1,140,320

Current Assets
Cash and Cash Equivalents	164
Accounts Receivable	27,199
Other Current Assets	2,829
Total Current Assets	30,192

Regulatory and Other Assets
Regulatory Assets	3,014
Other Assets	10,387
Total Regulatory and Other Assets	13,401

Total Assets	$1,183,913

MEMBERS' EQUITY AND LIABILITIES

Capitalization
Members' Equity	$536,774
Long-term Debt	448,483
Total Capitalization	985,257

Current Liabilities
Accounts Payable	59,731
Accrued Liabilities	37,582
Short-term Debt	58,361
Current Portion of Advances Under Interconnection Agreements	36,618
Total Current & Accrued Liabilities	192,292

Long-term Liabilities	6,364

Total Members' Equity and Liabilities	$1,183,913

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